Silver Dragon Receives Valuation Results of its Chinese Mining Claims

TORONTO, ON / ACCESSWIRE / June 23, 2017 / Silver Dragon Resources Inc. (SDRG) (the "Company") reports that it has obtained the KPMG Advisory (China) Limited (“KPMG”) independent appraiser valuation report and the Beijing Shengda Industrial Group Ltd. (the “Purchaser”) Price Waterhouse Coopers (“PWC”) independent appraiser valuation report to assess the fair market value of the Dadi mining rights (the “Mining Rights”) as of March 1, 2017 (the “Valuation Date”).

The valuation results of the Dadi Mining Rights issued by KPMG and the valuation report issued by PWC are RMB751 Million (approximately USD$109,967,705) and RMB322.23 Million (approximately USD$47,183,613), respectively.

Silver Dragon Resources owns a 20% equity interest in China, Sanhe Sino-Top Resources & Technologies, Ltd. ("Sino-Top") and in accordance with a Memorandum of Understanding executed January 20, 2017 between the Company and the Purchaser, the Company will receive a lump sum cash payment of RMB107.32 Million (approximately USD$15,714,692) for the transfer of its 20% equity stake in Sino-Top.

Closing will be subject to execution of an Equity Transfer Agreement, completing a change of business registration and approval by the PRC’s Foreign Exchange Administration. Once all approvals have been secured, the funds will be released from escrow and sent directly to the Company.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of gold and silver mines in proven mining districts globally. Silver Dragon's objective is to acquire mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant precious metal producer. For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, including prices of metals, currency and our stock; the nature, quality and quantity of any mineral deposits that may be located; the Company's ability to obtain any necessary permits, consents or authorizations required for its activities; the Company's ability to successfully complete hedging establishment and off-take negotiations; risks of operating in China; the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

SOURCE: Silver Dragon Resources Inc.